Exhibit 99.1

Transmeridian Exploration Reports Progress of TMI Towards

Completing Financing; In Discussions with Alternative Buyer

Houston, Texas (PRIME NEWSWIRE) February 18, 2008 – Transmeridian Exploration Incorporated (AMEX: TMY) today announced that it has been informed by Trans Meridian International, Inc. (“TMI”), a British Virgin Islands company formed by the company’s Chairman and Chief Executive Officer, Lorrie T. Olivier, that as of today, the financing condition contained in the definitive merger agreement between the company and TMI has not yet been satisfied. The company had previously granted a time extension for satisfaction of the financing condition until February 15, 2008. TMI has informed the company that it continues to make progress and believes it will be able to complete its financing arrangements shortly. The company has not, however, granted TMI an additional time extension and, as a result, may terminate the agreement with TMI at any time prior to satisfaction of the financing condition, without liability to TMI.

Transmeridian is continuing discussions with other interested parties with respect to the acquisition of the company. There can be no assurance, however, that current discussions will result in any agreement or transaction. Further, if the company does enter into an agreement to be acquired by a party other than TMI, the value to be received by common stockholders of the company may be less than the $3.00 per share contained in the current agreement with TMI.

About Transmeridian Exploration Incorporated

Transmeridian Exploration Incorporated is an independent energy company established to acquire and develop oil reserves in the Caspian Sea region of the former Soviet Union. The company primarily targets fields with proved or probable reserves and significant upside reserve potential. Transmeridian Exploration currently has projects in Kazakhstan and southern Russia and is pursuing additional projects in the Caspian Sea region.

For more information please contact the following:

Lorrie T. Olivier, CEO	Phone: (713) 458-1100
Earl W. McNiel, CFO	Fax: (713) 781-6593
5847 San Felipe, Suite 4300	E-mail: tmei@tmei.com
Houston, Texas 77057	Website: www.tmei.com